Exhibit 10.5

Amplify Energy Corp. 500 Dallas Street, Suite 1600 Houston, TX 77002 (713) 490-8900

April 27, 2018

Christopher S. Cooper

500 Dallas Street, Suite 1600

Houston, Texas 77002

Dear Mr. Cooper:

This letter agreement (together with Appendixes A and B hereto, the “Agreement”) sets forth our mutual understanding concerning your separation of employment from Amplify Energy Corp., a Delaware corporation (the “Company”). To accept the Agreement, you must sign and return a copy of the Agreement to the Company at the address indicated in Section 9(f)(iv)(C) below, by no later than May 1, 2018. The date on which you actually execute the Agreement is referred to herein as the “Effective Date”.

1.Termination in All Capacities. Your employment and all positions you held with the Company and its subsidiaries and affiliates (collectively, the “Company Group”) shall terminate without cause in all capacities as of April 27, 2018 (the “Separation Date”).  You agree to execute such additional documents as reasonably requested by the Company to evidence the foregoing.

2.Consideration. You acknowledge that: (a) the Separation Payments (as defined in Section 3) constitute full settlement of all of your rights under the Agreement and in connection with your separation from the Company, (b) except as otherwise provided specifically in the Agreement, you have no entitlement under any other severance, change in control, equity incentive or similar agreement with, or arrangement maintained by, any member of the Company Group, and (c) except as otherwise provided specifically in the Agreement, the Company does not and will not have any other liability or obligation to you by reason of the termination of your employment with the Company Group. You further acknowledge that, in the absence of the Effective Date and the Re-Execution Effective Date (as defined in Appendix A), the Separation Payments would not otherwise be due to you.

3.Separation Payments. In consideration of the covenants set forth herein and the Effective Date and the Re-Execution Effective Date, the Company will provide you with the following payments and benefits (collectively, the “Separation Payments”):

(a)an aggregate amount of $1,691,000 (the “Severance”), less all applicable withholdings and authorized or required deductions, which will be paid to you in installments, with the first installment of $845,500 paid on the sixtieth (60th) calendar day following the Separation Date (provided that the Re-Execution Effective Date occurs), and the remaining $845,500 paid in installments of $211,375 on each of the three, four, five and six month anniversaries of the Separation Date;

(b)to the extent you timely elect COBRA continuation coverage under the Company’s group insurance plans, the Company will reimburse you for the amount of COBRA continuation premiums (less required co-pay) until the earlier of (i) 12 months following the Separation Date and (ii) such time as you are no longer eligible for COBRA continuation coverage (with you being required to notify the Company within one week after becoming eligible for group medical coverage from another employer);

(c)the Company will reimburse you for (i) financial counseling services for 12 months following the Separation Date, subject to a maximum benefit of $30,000, and (ii) outplacement counseling services for 12 months following the Separation Date, subject to a maximum benefit of $30,000. You will be responsible for selecting any financial counseling advisors and any outplacement services providers;

(d)the option to purchase 88,000 shares of the Company’s Common Stock that was granted to you under the Company’s Management Incentive Plan and the Stock Option Award Agreement thereunder, dated as of May 4, 2017 (the “Option Agreement”), will fully vest on the Separation Date and will remain exercisable until it expires on the second anniversary of the Separation Date;

(e)at your election as indicated on the signature page hereto (provided that the Re-Execution Effective Date occurs), either (i) a cash payment of $207,384, less all applicable withholdings and authorized or required deductions, or (ii) 29,333 shares of the Company’s Common Stock, paid or delivered, as applicable, on the sixtieth (60th) calendar day following the Separation Date; provided that such shares, if applicable, may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent or distribution, prior to the third anniversary of the Separation Date; and

(f)in the event that a Change of Control (as defined in the Company’s Management Incentive Plan) occurs on or prior to October 27, 2018, the 58,667 shares of the Company’s Common Stock covered by the award of restricted stock units granted to you under the Company’s Management Incentive Plan and the Restricted Stock Unit Award Agreement thereunder, dated as of May 4, 2017 (the “RSU Agreement”), that were scheduled to vest in installments of 29,333 shares on May 4, 2019 and 29,334 shares on May 4, 2020 will immediately be 100% vested. This arrangement supersedes Section 2(c) of the RSU Agreement, which would provide for immediate forfeiture of the unvested restricted stock units upon the Separation Date.

For clarity, you will not be eligible to vest in the 29,333 shares covered by the RSU Agreement that were scheduled to vest on May 4, 2018, and the 58,667 shares covered by the RSU Agreement that were scheduled to vest in installments on May 4 of 2019 and 2020 will only become vested in the event that a Change of Control occurs on or prior to October 27, 2018.

Notwithstanding the foregoing, if the Re-Execution Effective Date does not occur, you will automatically and without further action forfeit your right to the Severance (but you will retain your right to the Separation Payments other than the Severance, subject to the terms set forth in the Agreement, and the release of non-ADEA Claims set forth in Section 9(a) will remain in full force and effect).

4.No Other Compensation or Benefits. Except for compensation and benefits you earned through the Separation Date (to be paid to you in accordance with the Company’s policies), as otherwise specifically provided herein, or as required for COBRA coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, you will not be entitled to any compensation or benefits or to participate in any benefit programs or arrangements of the Company Group after the Separation Date. Additional information regarding COBRA coverage will be provided to you separately.

5.Return of Property. You confirm that, on or prior to the Effective Date, you will have returned to the Company all property of the Company Group in your possession and all property made available to you in connection with your employment with the Company Group, including, without limitation, any and all Company Group credit cards, keys, security access codes, work-related passwords, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment with the Company Group.

6.Non-Disparagement. You agree to refrain from making or causing to be made, any intentional statement, oral or written, for the purpose of causing, or that reasonably may be expected to cause, any material harm to the Company Group’s business, business relationships, operations, goodwill or reputation.

7.Cooperation. You acknowledge that because of your position with the Company, you may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which you were involved during your employment with the Company, or that concern matters of which you have information or knowledge (collectively, a “Proceeding”). You agree that you will testify truthfully in connection with any such Proceeding. Except as provided in Section 11, you agree that you will cooperate with the Company in connection with every such Proceeding, and that your duty of cooperation will include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests on reasonable prior notice and during normal business hours, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in honoring your obligation of cooperation under this Section 7.

8.Breach of Agreement. If you violate any provisions of the Agreement or the Restrictive Covenant Agreement (as defined in Section 9(h)), no further Separation Payments will be due to you, and you will be required to promptly repay to the Company any of the Separation Payments previously paid to you.

9.Release.

(a)General Release. In consideration of the Separation Payments provided to you under the Agreement, you, and each of your heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company Group and its parent, and each of their subsidiaries, affiliates and joint venture partners, and all of their past and present directors, officers, employees, consultants, founders, owners, shareholders, representatives, members, attorneys, partners, insurers, benefit plans and agents, and all of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, suits, controversies, cross-claims, counter-claims, rights, judgments, obligations, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, demands, accountings, debts, claims for costs and attorneys’ fees, losses or liabilities of whatever kind or character in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”), including, without limitation, any Claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any other Claims under any federal, state, local or foreign law, act, statute, code, order, judgment, injunction, ruling, decree, writ, ordinance or regulation arising from or in any way related to (i) your employment with the Company Group or the termination of such employment, at any time prior to the Effective Date and/or the Reaffirmation Date (as applicable), (ii) any agreement entered into as part of your employment with the Company Group with any of the Releasees, and/or (iii) any awards, policies, plans, programs or practices of any of the Releasees that may apply to you or in which you may participate; provided, however, that the release set forth in this Section 9(a) will not apply to the obligations of the Company under the Agreement. The Releasors further agree that the Separation Payments will be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Releasees arising out of your employment with the Company Group and the termination thereof. This Section 9(a) does not apply to any Claims that the Releasors may have as of the Effective Date arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 9(f) of the Agreement.

(b)You understand that you may later discover claims or facts that may be different than, or in addition to, those which you now know or believe to exist with regards to the subject matter of the Agreement and the releases in this Section 9, and which, if known at the time of executing the Agreement, may have materially affected the Agreement or your decision to enter into it. You hereby waive any right or claim that might arise as a result of such different or additional claims or facts.

(c)The Agreement is not intended to bar or affect (i) any Claims that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits or (ii) vested rights under the Company’s 401(k) or pension plan.

(d)Nothing in the Agreement is intended to prohibit or restrict your right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency; provided, however, that you hereby waive the right to recover any monetary damages or other relief against any Releasee to the fullest extent permitted by law, excepting any benefit or remedy to which you are or become entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)You represent that you have made no assignment or transfer of any right or Claim covered by this Section 9 and that you further agree that you are not aware of any such right or Claim covered by this Section 9.

(f)Specific Release of ADEA Claims. As of the Re-Execution Effective Date (as defined in Appendix A), you acknowledge and agree that you are hereby waiving and releasing any age Claims or rights you may have under ADEA through the Reaffirmation Date. In connection with this ADEA release, you agree that (i) you are hereby entering into this waiver and release knowingly and voluntarily, (ii) this ADEA release does not apply to any rights or Claims that may arise under ADEA after the Reaffirmation Date, (iii) the consideration given for this release of ADEA Claims is in addition to anything of value to which you were already entitled, and (iv) you have been advised by this writing that:

(A)you should consult with an attorney prior to executing the Agreement;

(B)you have until June 12, 2018, which is at least forty-five (45) days after receipt of the Agreement, to consider whether to re-execute it, by signing the Reaffirmation Page set forth on Appendix A, and release any age Claim under ADEA following the Separation Date. If you choose to re-execute the Agreement before June 12, 2018, you do so knowingly and voluntarily;

(C)you have seven (7) days following your re-execution of the Agreement to revoke the portion of the release applicable to ADEA Claims set forth in Section 9(f) by notifying the Company of this fact, in writing, within such seven (7) day period, at 500 Dallas Street, Suite 1600, Houston, Texas 77002, attention: Kim Evans, Vice President, Human Resources & Administration; and

(D)in accordance with the requirements of ADEA, you were provided with information, appended hereto as Appendix B, regarding (i) the job title and age of each employee in an affected job classification or organizational unit whose employment is being terminated on the date hereof or in proximity thereto and (ii) the job title and age of each employee in such affected job classification or organizational unit who is not being terminated on the date hereof or in proximity hereto.

(g)Representation. You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any of the Releasees.  You understand that the release of Claims contained in the Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the Effective Date and the Reaffirmation Date (as applicable), whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of the Agreement. You further understand and acknowledge the significance and consequences of the Agreement and of each specific release and waiver, and expressly consent that the Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. You hereby waive any right or Claim that you may have to employment, reinstatement or re-employment with the Company Group.

(h)Indemnification; D&O Insurance. The Agreement does not impair or terminate any rights you have to indemnification under the Company Group’s organizational documents, applicable law or the Company Group’s Directors’ and Officers’ liability insurance policy as in effect from time to time.  For six (6) years after the Effective Date, the Company will provide you with coverage under a Directors’ and Officers’ liability insurance policy on the same basis, if any, as the Company provides coverage to its then current directors and officers.

10.Restrictive Covenants. You acknowledge that you have entered into a Restrictive Covenant Agreement with the Company, dated as of May 4, 2017 (the “Restrictive Covenant Agreement”), and that the obligations applicable to you under the Restrictive Covenant Agreement, including without limitation the non-competition, non-solicitation and confidentiality covenants contained therein, will remain in full force and effect following the Separation Date in accordance with their terms and will not be superseded by the terms of the Agreement.

11.Employee Protections. (a) You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in the Agreement or otherwise prohibits or limits you from disclosing the Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. No member of the Company Group may retaliate against you for any of these activities, and nothing in the Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in the Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.

(b)Notwithstanding anything to the contrary in the Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

12.Miscellaneous.

(a)Entire Agreement. Except for the Restrictive Covenant Agreement, the Option Agreement (as modified by Section 3(d)) and the RSU Agreement (as modified by Section 3(f)), the Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment with the Company Group and the termination thereof which you may have had with the Company Group, including without limitation the following agreements entered into between you and the Company: the Severance Agreement, dated as of May 4, 2017, and the Change of Control Agreement, dated as of May 4, 2016, as amended as of May 4, 2017 (the “CoC Agreement”), each of which shall hereafter be null and void in their entirety. For clarity, if a Change of Control (as defined in the CoC Agreement) occurs within six months following the Separation Date, you will not be entitled to any payments under the CoC Agreement or otherwise, except to the extent set forth in Section 3(f). The Agreement may be amended only by a written document signed by an authorized representative of the Company and you.

(b)Withholding Taxes. The Separation Payments will be reduced by any applicable withholding taxes.

(c)Waiver. The failure of either party to the Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of the Agreement will not operate as a waiver of any other breach or default.

(d)Severability. In the event that any provision of the Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. If any provision of the Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(e)Counterparts. The Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement. A faxed or PDF signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version of the Agreement delivered in person.

(f)Successors and Assigns. You shall not assign any rights, or delegate or subcontract any obligations, under the Agreement. The Company may freely assign all rights and obligations of the Agreement to any affiliate or successor (including a purchaser of any assets of the Company).

(g)Governing Law; Jury Trial. The Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. YOU EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THE AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(h)No Admission of Wrongdoing. Neither the Agreement, nor the furnishing of the consideration for the Agreement, shall be deemed or construed at any time to be an admission by the parties of any improper or unlawful conduct, and all of the parties expressly deny any improper or unlawful conduct.

(i)Third-Party Beneficiaries. You acknowledge and agree that all Releasees are third-party beneficiaries of the Agreement and have the right to enforce the Agreement.

[Signature page follows]

AMPLIFY ENERGY CORP.

By:	/s/ ERIC M. WILLIS
Name:	ERIC M. WILLIS
Title:	Vice President and General Counsel

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THE AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THE AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED  AND AGREED:

/s/ Christopher S. Cooper
Christopher S. Cooper

Date:  4/28/18

Pursuant  to Section 3(e) of the Agreement, indicate, whether you  elect to  receive payment  in  cash or shares of the Company’s Common Stock:

☑  Cash payment of $207.384.

☐  29,333 shares of the Company’s Common Stock.

[Signature page to Separation Agreement]